UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 _____________

                                   FORM 8-A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                       HAYES LEMMERZ INTERNATIONAL, INC.
            (Exact Name of Registrant as Specified in Its Charter)


            Delaware                                      32-0072578
(State of Incorporation or Organization)   (I.R.S. Employer Identification No.)

15300 Centennial Drive; Northville, MI                    48167
(Address of Principal Executive Offices)                 (Zip Code)


If this form relates to the registration      If this form relates to the
of a class of securities pursuant to          registration of a class of
Section 12(b) of the Exchange Act and         securities pursuant to
is effective pursuant to General              Section 12(g) of the Exchange
Instruction A.(c), please  check              Act and is effective pursuant to
the following box. [ ]                        General Instruction A.(d),
                                              please check the following
                                              box. |X|


Securities Act registration statement file number to which this form relates:
N/A

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of Each Class                       Name of Each Exchange on Which
     to be so Registered                       Each Class is to be Registered
     -------------------                       ------------------------------
             N/A                                            N/A

Securities to be registered pursuant to Section 12(g) of the Act:

                               Series A Warrants
                               (Title of Class)

                               Series B Warrants
                               (Title of Class)


Item 1.  Description of Registrant's Securities to be Registered.

         On June 3, 2003 (the "Effective Date"), Hayes Lemmerz International, Inc., a Delaware corporation ("Old Hayes") emerged from Chapter 11 proceedings pursuant to the Modified First Amended Joint Plan of Reorganization of Hayes Lemmerz International, Inc. and Its Affiliated Debtors and Debtors in Possession, filed with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on April 9, 2003 (the "Plan"), which was confirmed by the Bankruptcy Court on May 12, 2003. The Plan is incorporated by reference as Exhibit 2.1 hereto, and the order confirming the Plan is incorporated by reference as Exhibit 2.2 hereto.

         Pursuant to the Plan, Old Hayes caused the formation of (i) a new holding company, HLI Holding Company, Inc., a Delaware corporation ("HoldCo"),
(ii) HLI Parent Company, Inc., a Delaware corporation and a wholly owned subsidiary of HoldCo ("ParentCo"), and (iii) HLI Operating Company, Inc, a Delaware corporation and a wholly owned subsidiary of ParentCo ("HLI"). On the Effective Date, (i) HoldCo was renamed Hayes Lemmerz International, Inc. ("New Hayes" or the "Company"), (ii) New Hayes contributed 30,0000,000 shares of its common stock, par value $.01 per share (the "Common Stock"), to ParentCo, which in turn contributed such shares to HLI and (iii) Old Hayes was merged with and into HLI (the "Merger"), with HLI continuing as the surviving corporation. As a result of the Merger, HLI acquired substantially all of the assets of Old Hayes.

         Pursuant to the Plan and as a result of the Merger, all of the issued and outstanding shares of common stock, par value $.01 per share, of Old Hayes (the "Old Common Stock"), and any other outstanding equity securities of Old Hayes, were cancelled. Promptly following the Merger, the 30,000,000 shares of Common Stock were distributed by HLI to certain holders of allowed claims under the terms of the Plan.

         In accordance with the Plan, the Company is required to issue and distribute to holders of allowed claims Series A warrants to purchase Common Stock (the "Series A Warrants") and Series B warrants to purchase Common Stock (the "Series B Warrants").

         The following description of the Common Stock, the Series A Warrants and the Series B Warrants is a summary and is qualified in its entirety by the Company's Certificate of Incorporation (the "Certificate of Incorporation"), the Company's By-Laws (the "By-Laws"), the Series A Warrant Agreement, dated as of June 2, 2003, between the Company and Mellon Investor Services LLC as Warrant Agent (the "Series A Warrant Agreement") and the Series B Warrant Agreement, dated as of June 2, 2003, between the Company and Mellon Investor Services LLC as Warrant Agent (the "Series B Warrant Agreement"), listed as Exhibits 3.1, 3.3, 4.1 and 4.2, respectively, and incorporated by reference herein.

         Pursuant to the Certificate of Incorporation, the total number of shares of stock which the Company has authority to issue is 101,000,000, consisting of (i) 100,000,000 shares of Common Stock, par value $0.01 per share, and (ii) 1,000,000 shares of preferred stock (the "Preferred Stock"), par value $0.01 per share. The Certificate of Incorporation provides that the Company will not issue any nonvoting equity securities to the extent prohibited by Section 1123 of the Bankruptcy Reform Act of 1978, as amended (the "Bankruptcy Code") for so long as such Section is in effect and applicable to the Company.

Series A Warrants

         On the Effective Date, pursuant to the Plan and in accordance with the Series A Warrant Agreement, the Company issued Series A Warrants to purchase an aggregate of 957,447 shares of Common Stock to holders of certain allowed claims. Initially, each Warrant entitles the holder thereof to purchase one share of Common Stock. No Series A Warrants to purchase fractional shares were issued. The Series A Warrants may be exercised for a period of three (3) years after the Effective Date. The Series A Warrant Agreement details the procedures for issuance, distribution, exchange and transfer of the Warrants.

         The exercise price of the Series A Warrants is $25.83 per share of Common Stock (the "Exercise Price"). The number of shares purchasable or assets or property payable upon the exercise of each Series A Warrant and the exercise price of the Series A Warrants are subject to customary antidilution protection, including adjustment, on the terms and conditions contained in the Series A Warrant Agreement, in the event of: (i) the sale or issuance of certain additional shares of Common Stock without consideration or for a consideration per share less than the greater of the purchase price and the current market price in effect immediately prior to such issuance or sale;
(ii) the declaration, order, payment or making of a dividend or other distribution (including any distribution of other or additional stock or other securities or property or options by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement) on the Common Stock other than (a) a dividend payable in additional shares of Common Stock or (b) a dividend of "rights" referred to in the Series A Warrant Agreement; (iii) the issuance, sale, granting or assuming of any options or convertible securities, or the fixing of a record date for the determination of holders of any class of securities of the Company entitled to receive any options or convertible securities; (iv) the declaration or payment of any dividend on the Common Stock payable in Common Stock, or the subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock); and (v) the combination or consolidation of the outstanding shares of Common Stock into a lesser number of shares of Common Stock, by reclassification or otherwise.

         Following a merger, consolidation or similar transaction where the holders of Common Stock receive consideration consisting of capital stock or other securities of the Company or the surviving or resulting entity of such transaction, the unexercised Series A Warrants will become exercisable for such consideration. If such securities do not constitute freely tradable securities in the hands of the Series A Warrant holders, then the holders of Series A Warrants will be granted customary registration rights with respect to such capital stock or other securities issuable upon exercise of the Series A Warrants.

         In the case of certain events deemed to be extraordinary, any unexercised Series A Warrants will be redeemed for an amount per warrant equal to the greater of (i) the fair value, as such term is defined in the Series A Warrant Agreement, of the consideration paid to the holders of Common Stock in such an event less the purchase price; (ii) the fair value, as such term is defined in the Series A Warrant Agreement, of the Warrants determined as of the consummation of such event; or (iii) $0.01.

         The Series A Warrants may be transferred at any time and from time to time, in whole or in part, subject to applicable securities laws. The issuance of Series A Warrants under the Plan is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 1145 of the Bankruptcy Code and any subsequent transactions in the Series A Warrants so issued are exempt from registration under the Securities Act unless the holder is deemed an "underwriter" under Section 1145(b) of the Bankruptcy Code.

Series B Warrants

         As soon as practicable after the Effective Date, pursuant to the Plan and in accordance with the Series B Warrant Agreement, the Company will issue Series B Warrants to purchase an aggregate of 957,447 shares of Common Stock to holders of certain allowed claims. Initially, each Warrant entitles the holder thereof to purchase one share of Common Stock. No Series B Warrants to purchase fractional shares will be issued. The Series B Warrants may be exercised for a period of five (5) years after the Effective Date. The Series B Warrant Agreement details the procedures for issuance, distribution, exchange and transfer of the Warrants.

         The exercise price of the Series B Warrants is $25.83 per share of Common Stock (the "Exercise Price"). The number of shares purchasable or assets or property payable upon the exercise of each Series B Warrant and the exercise price of the Series B Warrants are subject to customary antidilution protection, including adjustment, on the terms and conditions contained in the Series B Warrant Agreement, in the event of: (i) the sale or issuance of certain additional shares of Common Stock without consideration or for a consideration per share less than the greater of the purchase price and the current market price in effect immediately prior to such issuance or sale;
(ii) the declaration, order, payment or making of a dividend or other distribution (including any distribution of other or additional stock or other securities or property or options by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement) on the Common Stock other than (a) a dividend payable in additional shares of Common Stock or (b) a dividend of "rights" referred to in the Series B Warrant Agreement; (iii) the issuance, sale, granting or assuming of any options or convertible securities, or the fixing of a record date for the determination of holders of any class of securities of the Company entitled to receive any options or convertible securities; (iv) the declaration or payment of any dividend on the Common Stock payable in Common Stock, or the subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock); and (v) the combination or consolidation of the outstanding shares of Common Stock into a lesser number of shares of Common Stock, by reclassification or otherwise.

         Following a merger, consolidation or similar transaction where the holders of Common Stock receive consideration consisting of capital stock or other securities of the Company or the surviving or resulting entity of such transaction, the unexercised Series B Warrants will become exercisable for such consideration. If such securities do not constitute freely tradable securities in the hands of the Series B Warrant holders, then the holders of Series B Warrants will be granted customary registration rights with respect to such capital stock or other securities issuable upon exercise of the Series B Warrants.

         In the case of certain events deemed to be extraordinary, any unexercised Series B Warrants will be redeemed for an amount per warrant equal to the greater of (i) the fair value, as such term is defined in the Series B Warrant Agreement, of the consideration paid to the holders of Common Stock in such an event less the purchase price; (ii) the fair value, as such term is defined in the Series B Warrant Agreement, of the Warrants determined as of the consummation of such event; or (iii) $0.01.

         The Series B Warrants may be transferred at any time and from time to time, in whole or in part, subject to applicable securities laws. The issuance of Series B Warrants under the Plan is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 1145 of the Bankruptcy Code and any subsequent transactions in the Series B Warrants so issued are exempt from registration under the Securities Act unless the holder is deemed an "underwriter" under Section 1145(b) of the Bankruptcy Code.

Item 2.  Exhibits.

2.1 Modified First Amended Joint Plan of Reorganization of Hayes Lemmerz International, Inc. and Its Affiliated Debtors and
         Debtors-in-Possession (filed as Exhibit 2.1 to the Company's Form 8-A/A dated June 2, 2003, and incorporated herein by reference).

2.2 Revised Findings of Fact, Conclusions of Law, and Order Under 11 U.S.C.ss.ss.1129(a) and (b) and Fed. R. Bankr. P. 3020 Confirming Modified First Amended Joint Plan of Reorganization of Hayes Lemmerz International, Inc. and Its Affiliated Debtors and Debtors-in-Possession, dated April 9, 2003, as further modified (filed as Exhibit 2.2 to the Company's Form 8-A/A dated June 2, 2003, and incorporated herein by reference).

3.1 Certificate of Incorporation of HLI Holding Company, Inc., effective as of May 6, 2003 (filed as Exhibit 3.1 to the Company's Form 8-A/A dated June 2, 2003, and incorporated herein by reference).

3.2 Amendment to the Certificate of Incorporation of HLI Holding Company, Inc., effective as of June 3, 2003 (filed as Exhibit 3.2 to the Company's Form 8-A/A dated June 2, 2003, and incorporated herein by reference).

3.3 By-Laws of Hayes Lemmerz International, Inc., effective as of May 30, 2003 (filed as Exhibit 3.3 to the Company's Form 8-A/A dated June 2, 2003, and incorporated herein by reference).

4.1 Series A Warrant Agreement dated as of June 2, 2003 between Hayes Lemmerz International, Inc. and Mellon Investor Services LLC, as Warrant Agent.

4.2 Series B Warrant Agreement dated as of June 2, 2003 between Hayes Lemmerz International, Inc. and Mellon Investor Services LLC, as Warrant Agent.

                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, this 3rd of June, 2003.

                                          HAYES LEMMERZ INTERNATIONAL, INC.


                                          By:  /s/ Patrick C. Cauley
                                              -----------------------------
                                          Name:  Patrick C. Cauley
                                          Title: General Counsel and Secretary

                                 EXHIBIT INDEX

2.1 Modified First Amended Joint Plan of Reorganization of Hayes Lemmerz International, Inc. and Its Affiliated Debtors and
         Debtors-in-Possession (filed as Exhibit 2.1 to the Company's Form 8-A/A dated June 2, 2003, and incorporated herein by reference).

2.2 Revised Findings of Fact, Conclusions of Law, and Order Under 11 U.S.C.ss.ss.1129(a) and (b) and Fed. R. Bankr. P. 3020 Confirming Modified First Amended Joint Plan of Reorganization of Hayes Lemmerz International, Inc. and Its Affiliated Debtors and Debtors-in-Possession, dated April 9, 2003, as further modified (filed as Exhibit 2.2 to the Company's Form 8-A/A dated June 2, 2003, and incorporated herein by reference).

3.1 Certificate of Incorporation of HLI Holding Company, Inc., effective as of May 6, 2003 (filed as Exhibit 3.1 to the Company's Form 8-A/A dated June 2, 2003, and incorporated herein by reference).

3.2 Amendment to the Certificate of Incorporation of HLI Holding Company, Inc., effective as of June 3, 2003 (filed as Exhibit 3.2 to the Company's Form 8-A/A dated June 2, 2003, and incorporated herein by reference).

3.3 By-Laws of Hayes Lemmerz International, Inc., effective as of May 30, 2003 (filed as Exhibit 3.3 to the Company's Form 8-A/A dated June 2, 2003, and incorporated herein by reference).

4.1 Series A Warrant Agreement dated as of June 2, 2003 between Hayes Lemmerz International, Inc. and Mellon Investor Services LLC, as Warrant Agent.

4.2 Series B Warrant Agreement dated as of June 2, 2003 between Hayes Lemmerz International, Inc. and Mellon Investor Services LLC, as Warrant Agent.